Exhibit 16

                           [LOGO OF KANSAS CITY LIFE]
                                KANSAS CITY LIFE
                                INSURANCE COMPANY
                                -----------------

                         ACCELERATED DEATH BENEFIT RIDER

ANY ACCELERATED BENEFITS PAID UNDER THIS RIDER MAY BE TAXABLE. IF SO, YOU OR YOUR BENEFICIARY MAY INCUR A TAX OBLIGATION. AS WITH ALL TAX MATTERS, YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR TO ASSESS THE IMPACT OF THIS BENEFIT.

DEFINITIONS
The following are key words used in this rider and are important in describing both your rights and ours. As you read this rider, refer back to these definitions.

         ACCELERATED DEATH BENEFIT
         The amount you request in the claim form when you file a claim under this rider. The maximum benefit is 50% of the specified amount of the policy. We reserve the right to require the following:

         (1) that the minimum benefit amount be 10% of the specified amount of the policy;
         (2)   that the accelerated death benefit not exceed $250,000; and
         (3) that the remainings pecified amount (after adjustments) be at least $10,000.

         TERMINAL ILLNESS
         Any non-correctable medical condition which, in the physician's best medical judgment, will result in the Insured's death within twelve months from the date of the physician's certification.

         PHYSICIAN
         A licensed doctor of medicine (M.D.) or licensed doctor of osteopathy (D.O.) operating within the scope of licensure. This does not include the parents, spouse, children, stepchildren, grandparents, grandchildren, siblings or in-laws of you or the Insured.

         ACCELERATED DEATH BENEFIT PAYMENT AMOUNT
         The benefit amount paid due to a properly claimed benefit under this rider. The benefit is equal to the accelerated death benefit, less:

         (1)   a $200 processing fee;
         (2)   the interest charge; and
         (3)   any loan repayment amount.

We reserve the right to waive the $200 processing fee.

         The interest charge is equal to:

                                   A    x   i
                                   ----------
                                      1 + i

"A" is the accelerated death benefit and "i" is the applicable interest rate. The interest rate used will be the loan interest rate stated in the policy.

The loan repayment amount equals the outstanding loan at the time the claim is paid times the accelerated death benefit percentage. This repayment amount will be applied to the policy loan as if the owner made a loan repayment.

         ACCELERATED DEATH BENEFIT PERCENTAGE
For policies with Coverage Option A, the accelerated death bene it percentage is equal to B divided by C. For policies with Coverage Option B, the accelerated death benefit percentage is equal to B divided by the sum of C and D.

"B" is the accelerated death benefit.

"C" is the policy's specified amount at the time the accelerated death beneit is paid.

"D" is the policy's cash/accumulated value at the time the accelerated death benefit is paid.

THE BENEFIT
Kansas City Life Insurance Company will pay the accelerated death benefit payment amount to you if the Insured is diagnosed as having a terminal illness by a physicia n after the effectiv date and while this rider is in force. You may properly claim the accelerated death benefit during the life of the terminally ill Insured. You may only elect the accelerated death benefit one time, regardless of the amount you select.

Irrevocable beneficiaries must consent in writing to payment of the accelerated death benefit. We also reserve the right to require the written consent of any assignee or creditor beneficiary.

If we pay the accelerated death benefit, the policy's specified amount, cash/accumulated value and surrender charges, if any, will be reduced by the amount of the accelerated death benefit percentage.

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You may claim the accelerated death benefit by forwarding to us a completed claim form, executed by you, and physician's certification satisfactory to us. We will furnish a claim form for this purpose upon your request. We reserve the right to request additional medical information from any physician or institution which may have provided treatment for the terminal illness. We may require the Insured to be examined by a physician of our choice and at our expense.

When we pay the accelerated death benefit, we will inform you of the amount of the policy's remaining specified amount, cash/accumulated value and loan amount.

The annual report for the policy will show any benefits paid under this rider and any reductions made to values in the policy when the accelerated death benefit is paid.

GENERAL PROVISIONS
The following provisions apply to this rider:

(1) this rider is made a part of the policy to which it is attached and this benefit is subject to all the provisions of this rider and the applicable policy provisions;

(2) the effective date of this rider is the same as that of the policy unless this rider is added at a later date. The effective date of this rider will then be specified in the rider description on page 4 of the policy. The Incontestability provision in the policy will apply to this rider, beginning on the rider effective date.

TERMINATION OF RIDER
This rider terminates on the earliest of:

         (1)   the date the policy terminates for any reason;
         (2)   the date an accelerated death benefit is paid;
         (3)   the date this rider is cancelled by you;
         (4)   the date the policy matures; or
         (5) the date you exercise the Paid-up Insurance Benefit option of the policy.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.

/S/ WILLIAM A. SCHALEKAMP                           /S/ R. PHILIP BIXBY
Secretary                                           President, CEO and Chairman

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